As filed with the Securities and Exchange Commission on August 31, 2020

Registration No. 333-248273

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AGILYSYS, INC.

(Exact name of registrant as specified in its charter)

Ohio	34-0907152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 Windward Concourse, Suite 250

Alpharetta, Georgia 30005

(770) 810-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kyle C. Badger

Senior Vice President, General Counsel and Secretary

1000 Windward Concourse, Suite 250

Alpharetta, Georgia 30005

(770) 810-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David S. Huntington

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3124

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common Stock, without par value	1,735,457	$25.09	$43,542,616.13	$5,651.83

(1)

The shares of Common Stock (defined below) will be offered for resale by the selling stockholder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock as may be issuable with respect to the Common Stock being issued hereunder as a result of a stock split, stock dividend or similar event. Shares of Common Stock issuable to the selling stockholder that exceed the estimated number provided above and that are not addressed by Rule 416 under the Securities Act will, if necessary, be covered by a separate registration statement or a post-effective amendment to this registration statement.

(2)

Represents 1,735,457 shares of Common Stock issued or issuable upon conversion of 1,735,457 shares of Convertible Preferred Stock that Agilysis, Inc. issued to the selling stockholder named in the prospectus included as part of this registration statement. The Common Stock is issuable upon conversion on a one-for one basis, subject to adjustment.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 31, 2020

PROSPECTUS

Agilysys, Inc.

1,735,457 Shares of Common Stock

This prospectus relates to the resale of up to 1,735,457 of our shares of common stock, without par value (the “Common Stock”), by the selling stockholder named in this prospectus, consisting of our shares of Common Stock issuable upon conversion of the 1,735,457 shares of the Convertible Preferred Stock (as defined below).

On May 22, 2020, we issued 1,735,457 shares of our convertible preferred stock, without par value, designated as Series A Serial Preferred Shares (the “Convertible Preferred Stock”) to the selling stockholder in a private offering. The shares of Convertible Preferred Stock are convertible into shares of Common Stock. We are registering the offer and sale of the Common Stock to satisfy registration rights we have granted to the selling stockholder.

The selling stockholder may offer and sell or otherwise dispose of the shares of Common Stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholder will bear all underwriting fees, commissions and discounts, if any, attributable to the sales of Common Stock. See “Plan of Distribution” for more information about how the selling stockholder may sell or dispose of the Common Stock.

We are not offering any shares of Common Stock under this prospectus and will not receive any proceeds from the sale of shares of Common Stock covered by this prospectus. We will pay the expenses of registering the shares of Common Stock to be sold in this offering under the Securities Act of 1933, as amended (the “Securities Act”).

Our shares of Common Stock are listed for trading on the National Association for Securities Dealer Quotations (the “NASDAQ”) under the symbol “AGYS.” The last reported sale price of our shares of Common Stock on August 28, 2020 was $25.57 per share.

Investing in our securities involves a high degree of risk. We strongly recommend that you read carefully the risks we describe in this prospectus as well as in any accompanying prospectus supplement and the risk factors that are incorporated by reference into this prospectus from our filings made with the Securities and Exchange Commission. See “Risk Factors ” on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2020

i

ABOUT THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Company,” “we,” “our,” “us” and “AGYS” refer to Agilysys, Inc.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under the shelf process, the selling stockholder may offer and sell, from time to time, our shares of Common Stock. Each time the selling stockholder sells shares of Common Stock under the registration statement of which this prospectus forms a part, the selling stockholder will be required to provide a prospectus supplement containing specific information about the terms on which the shares of Common Stock are being offered and sold. Any such prospectus supplement may also add, update or change information contained in this prospectus.

We are responsible for the information contained in this prospectus and any accompanying prospectus supplement, including the information incorporated by reference herein as described herein and therein and any free writing prospectus that we prepare and distribute. Neither we nor the selling stockholder have authorized anyone to provide you with information or to make any representations about our shares of Common Stock or any offers by the selling stockholder other than those contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any related free writing prospectus prepared by either of us.

Neither we nor the selling stockholder are making any offer to sell, or any offers to buy, our shares of Common Stock in jurisdictions where offers and sales are not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits, of which this prospectus forms a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, of which this prospectus forms a part, you should refer to that agreement or document for its complete contents.

If the description of the offering varies between any prospectus supplement and this prospectus, you should rely on the information in the prospectus supplement. Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by us, including any information incorporated by reference, is accurate as of any date other than the date of the applicable document. Our business, financial conditions, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information filed electronically at http://www.sec.gov. Unless specifically listed below, the information contained on the SEC’s website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

We make available free of charge through our website at http://www.agilysys.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file with, or furnish to, the SEC. Any information available on or through our website is not part of this prospectus, except to the extent it is expressly incorporated by reference herein as set forth under “Incorporation by Reference” below.

We have filed with the SEC a registration statement on Form S-3 with respect to the shares of Common Stock offered hereby. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our securities, you should refer to the registration statement. This prospectus summarizes provisions that we consider material of certain documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

INCORPORATION BY REFERENCE

We “incorporate by reference” information into this prospectus. This means that we disclose important information to you by referring you to another document filed separately with the SEC. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the information in the following documents we have filed with the SEC:

•

our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed on May 22, 2020, as amended by our Form 10-K/A for the fiscal year ended March 31, 2020, filed on July 29, 2020 (our “Annual Report”);

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, filed on July 31, 2020;

•

our Current Reports on Forms 8-K, filed on May 13, 2020, May 26, 2020, May  28, 2020, July 8, 2020, July 23, 2020, July 28, 2020 and July 31, 2020 (in each case, other than information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K); and

•	the “Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934” set forth on Exhibit 4.1 to our Annual Report.

In addition, we incorporate by reference any filings made with the SEC in accordance with Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and until the date all of the Common Stock offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

Documents incorporated by reference herein contain important information about us and our financial condition. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can also obtain from us without charge copies of any document incorporated by reference in this prospectus, excluding exhibits (unless the exhibit is specifically incorporated by reference into the information that this prospectus incorporates) by requesting such materials in writing or by telephone from us at:

Agilysys, Inc.

1000 Windward Concourse

Suite 250

Alpharetta, Georgia 30005

Attention: Investor Relations

(770) 810-7800

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and other publicly available documents, including the documents incorporated herein and therein by reference, contain, and our officers and representatives may, from time to time, make “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to our current expectations, the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict, and in many cases, are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, our ability to manage the direct and indirect impact of the novel coronavirus (“COVID-19”) pandemic on our business, operations, and customer demand for our products and services, our ability to achieve operational efficiencies and meet customer demand for products and services as well as the other risks identified in the risk factors set forth in Item 1A of our Annual Report. Any forward-looking statement made by us in our Annual Report or this prospectus is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement made in our Annual Report or this prospectus or any other forward-looking statement that may be made from time to time, whether written or oral, whether as a result of new information, future events or otherwise.

THE COMPANY

Agilysys has been a leader in hospitality software for more than 40 years, delivering innovative guest-centric technology solutions for casinos, hotels, resorts, cruise ships, managed foodservice providers, sports and entertainment, and healthcare. Agilysys offers the most comprehensive solutions in the industry, including point-of-sale (POS), property management (PMS), inventory and procurement, payment solutions, and related hospitality applications, to manage the entire guest journey. Agilysys is known for its leadership in hospitality, its broad product offerings and its customer-centric service. Some of the largest hospitality companies around the world use Agilysys solutions to help improve guest loyalty, drive revenue growth, increase operational efficiencies and support social distancing.

The Company has just one reportable segment serving the global hospitality industry. Agilysys operates across North America, Europe, Asia-Pacific and India with headquarters located in Alpharetta, GA.

Corporate Information

We are an Ohio corporation, with predecessors dating from 1963. Our principal executive offices and corporate services are located at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia, 30005. Our telephone number is (770) 810-7800. Our website is located at http://www.agilysys.com. The information that appears on our website is not part of, and is not incorporated by reference into this prospectus or any other report or document filed with or furnished to the SEC.

RISK FACTORS

You should carefully consider each of the risk factors described in our Annual Report, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC that are incorporated by reference herein and therein and as may be amended, supplemented or superseded from time to time by our filings with the SEC, before making an investment decision. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation by Reference.” Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. See also the information contained under the heading “Forward-Looking Statements.”

USE OF PROCEEDS

The selling stockholder may make offers and sales pursuant to this prospectus and any applicable prospectus supplement and will receive all proceeds from such offers and sales. We will not receive any proceeds from the sale or other disposition by the selling stockholder of the shares of Common Stock covered hereby.

DESCRIPTION OF SHARE CAPITAL

The rights of our shareholders are governed by Ohio law, our amended articles of incorporation (the “Articles) and our amended code of regulations (the “Regulations).

The following summary is a description of the material terms of our share capital and is qualified in its entirety by reference to our Articles and Regulations.

Capital Stock

Our authorized capital stock is 80,000,000 shares of common stock, without par value (“Common Stock”), and 5,000,000 shares of serial preferred stock, without par value (“preferred stock”).

Common Stock

All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

Voting

The holders of shares of Common Stock are entitled to one vote for each share of Common Stock held on all matters presented at the Company’s meetings of shareholders. The holders of shares of Common Stock are entitled to cumulate their votes for the election of directors if the shareholder gives written notice not less than 48 hours before the applicable meeting commences to our Chief Executive Officer or Secretary that the shareholder wants its voting for the election of directors to be cumulative.

Dividends

Subject only to any prior rights and preferences of any shares of preferred stock that may be issued and outstanding, the holders of the shares of Common Stock are entitled to receive dividends when, as and if declared by the Company’s board of directors out of legally available funds.

Listing

The shares of Common Stock are traded on the NASDAQ under the ticker symbol “AGYS.”

Preferred Stock

Pursuant to our Articles, the preferred stock may be issued, from time to time, in one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such series as adopted by the Board of Directors.

On May 11, 2020, the Company entered into an Investment Agreement (the “Investment Agreement”) with MAK Capital One L.L.C., a Delaware limited liability company (the “Purchaser”), pursuant to which the Company issued and sold 1,735,457 shares of Series A Serial Preferred Shares, without par value (the “Convertible Preferred Stock”), to the Purchaser for an aggregate purchase price of approximately $35 million. The transaction was completed on May 22, 2020.

On May 22, 2020, the Company entered into a Registration Rights Agreement, by and among the Company, MAK Capital Fund L.P., a Bermuda Islands limited partnership and MAK Capital Distressed Debt Fund I, LP, a

Delaware limited partnership (the “Registration Rights Agreement”). The Registration Rights Agreement, among other things, provides for customary demand, shelf and piggyback registration rights.

Ranking

The Convertible Preferred Stock ranks senior to the Company’s Common Stock with respect to dividends and distributions on liquidation, winding-up and dissolution. Upon a liquidation, dissolution or winding up of the Company, each share of Convertible Preferred Stock will be entitled to receive an amount per share equal to the greater of (i) the purchase price paid by the Purchaser, plus all accrued and unpaid dividends (the “Liquidation Preference”) and (ii) the amount that the holder of shares of Convertible Preferred Stock (the “Convertible Preferred Stock Holders”) would have been entitled to receive at such time if the Convertible Preferred Stock were converted into Common Stock.

Dividends

The holders of Convertible Preferred Stock (the “Convertible Preferred Stock Holders”) are entitled to dividends on the Liquidation Preference at the rate of 5.25% per annum, payable either (i) 50% in cash and 50% in kind as an increase in the then-current Liquidation Preference or (ii) 100% in cash, at the option of the Company. The Convertible Preferred Stock Holders are not entitled to participate in dividends declared or paid on the Common Stock on an as-converted basis; however, certain adjustments to the Convertible Preferred Stock may be made in the event of such dividends as described further below. Any dividend amounts that are required to be paid in cash but are not timely paid will be added to the Liquidation Preference.

Redemption

On and after the fifth anniversary of the initial issuance date of the Convertible Preferred Stock, the Company will have the right, and the Convertible Preferred Stock Holders will have the right to require the Company, in each case, at the initiating party’s election, to redeem all of the then-outstanding Convertible Preferred Stock for an amount equal to the Liquidation Preference.

Repurchase Right

Each Convertible Preferred Stock Holder has the right, at its option, to convert its Convertible Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock at a conversion price equal to $20.1676 per share (as may be adjusted from time to time, as described further below).

Anti-Dilution

The Convertible Preferred Stock Holders are entitled to customary anti-dilution adjustments to the conversion price, the Liquidation Preference and/or the number of outstanding shares of Convertible Preferred Stock for (i) any stock split, stock dividend or similar events, (ii) dividends or distributions made to equityholders of the Company to the extent such dividends or distributions are not made to the Convertible Preferred Stock Holders, including any dividends on Common Stock, (iii) in respect of certain issuances of Common Stock or equity-linked securities occurring during the first 18 months following the initial issuance date of the Convertible Preferred Stock at a price per Common Stock that is less than the average of the closing prices of the Common Stock over the five trading days before the issuance and (iv) repurchases or redemptions of Common Stock at a price greater than fair market value. Certain of the anti-dilution adjustments, including those described in (ii) and (iii) above, are limited by a minimum price floor of $18.09 based on the average closing price for the Company’s Common Stock for the five trading days immediately preceding the date of the Investment Agreement as detailed in the Certificate of Amendment to the Company’s Amended Articles of Incorporation filed in connection with the Private Placement with the Secretary of State of the State of Ohio on May 22, 2020 (the “Certificate of Amendment”).

Optional Conversion

Convertible Preferred Stock Holders have the right to submit all, or any whole number of shares that is less than all, of their shares of Convertible Preferred Stock for conversion at any time; provided, however, that, notwithstanding anything to the contrary in the Certificate of Amendment, shares of Convertible Preferred Stock may not be submitted for conversion by the Convertible Preferred Stock Holders when they have been called for redemption by the Company (see Redemption above); they are subject to mandatory conversion by the Company (see Mandatory Conversion below); or they are subject to repurchase by the Company pursuant to the Convertible Preferred Stock Holders’ repurchase right (see Repurchase Right above).

Mandatory Conversion

Subject to certain conditions, the Company may, at its option, require conversion of all of the outstanding shares of Convertible Preferred Stock to Common Stock if, for at least 20 trading days during the 30 consecutive trading days immediately preceding the date the Company notifies the Convertible Preferred Stock Holders of the election to convert, the daily volume-weighted average price of the Common Stock exceeds 150% of the conversion price.

Conversion Restrictions

Pursuant to the terms of the Certificate of Amendment, unless and until approval of the Company’s shareholders is obtained as contemplated by the NASDAQ listing rules, no Convertible Preferred Stock Holder may convert shares of Convertible Preferred Stock through either an optional or a mandatory conversion into shares of Common Stock if and solely to the extent that such conversion would result in the Convertible Preferred Stock Holder beneficially owning in excess of 19.9% of the then-outstanding Common Stock or aggregate voting power of the Company (such limitation, the “Ownership Limitation”) and any portion in excess of such limitation will remain outstanding as Convertible Preferred Stock. Under certain circumstances, the anti-dilution adjustment may result in the issuance of additional shares of Convertible Preferred Stock, but such issuance will not be made if and solely to the extent such issuance would result in the Convertible Preferred Stock Holder beneficially owning in excess of 19.9% of the aggregate voting power of the Company. The Company has the right to settle, in whole or in part, any conversion at the request of a Convertible Preferred Stock Holder in cash.

Voting

The Convertible Preferred Stock Holders are entitled to one vote for each share of Convertible Preferred Stock upon all matters presented to the stockholders of the Company, and except as otherwise provided by the Articles or required by law, the Convertible Preferred Stock Holders and holders of Common Stock will vote together as one class on all matters. Additionally, certain matters will require the approval of two-thirds of the outstanding Convertible Preferred Stock, voting as a separate class, including (i) amendments, alterations, repeal or changes to the rights, preferences or privileges of the Convertible Preferred Stock, (ii) the authorization, creation, increase in the authorized amount of, or issuance of any class or series of senior or parity equity securities or any security convertible into shares of senior or parity equity securities, (iii) amendments, modifications or repeal of any provision of the Articles or the Regulations that would adversely affect the rights, preferences or voting powers of the Convertible Preferred Stock and (iv) certain business combinations and binding or statutory share exchanges or reclassification involving the Convertible Preferred Stock unless such events do not adversely affect the rights, preferences or voting powers of the Convertible Preferred Stock.

Change of Control

If the Company undergoes a Change of Control (as defined in the Certificate of Amendment), the Company has the right, and each Convertible Preferred Stock Holder has the right, in each case, at the initiating party’s election, to require the Company to repurchase all or a portion of its then-outstanding shares of Convertible Preferred Stock for cash consideration equal to (i) 150% of the then-current Liquidation Preference for a Change of Control occurring prior to the third anniversary of the initial issuance date of the Convertible Preferred Stock, (ii) 125% of the then-current Liquidation Preference for a Change of Control occurring on or following the third anniversary and prior to the fifth anniversary of the initial issuance date of the Convertible Preferred Stock and (iii) 100% of the then-current Liquidation Preference for a Change of Control occurring on or following the fifth anniversary of the initial issuance date of the Convertible Preferred Stock.

Composition of Board of Directors; Election; Quorum

In accordance with our Regulations, the number of Directors may be fixed or changed by the Board of Directors of the Company; provided, however, that the total number of Directors shall not be less than three or more than nine members. All Directors shall be elected each year under the voting standards set forth in Article VIII of the Company’s Articles, and the Directors shall hold office for a term of one year and until their respective successors are elected and qualified. In case of any increase in the authorized number of Directors, any additional Directors provided for and elected shall hold office for a term which shall coincide with the full term or the remainder of the term, as the case may be.

At all meetings of the Board of Directors, a majority of the whole authorized number of directors shall constitute a quorum for the transaction of business, except that a majority of the Directors then in office shall constitute a quorum for purposes of filing a vacancy in the Board.

Certain Corporate Anti-Takeover Protections

There are provisions in our Articles and in the Ohio Revised Code that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management with respect to us.

Preference Shares

Our Board of Directors has the authority to issue series of preference shares with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as our Board of Directors may determine, as described above.

Removal of Directors, Vacancies

All the Directors or any individual Director may be removed from office, with or without cause, by a majority vote of the holders of the voting power entitled to elect Directors in place of those to be removed; provided, that unless all the Directors are to be removed, no Director shall be removed without cause if the number of shares voted against his removal would be sufficient to elect at least one Director if cumulatively voted at an election of all the Directors.

Vacancies in the Board of Directors, whether caused by the death or resignation or removal of a Director, or by an increase in the authorized number of Directors, or otherwise, may be filled for the unexpired term by a vote of a majority of the remaining Directors, though less than a majority of the whole authorized number of Directors.

Control Share Acquisition Statute

We are subject to Section 1701.831 of the Ohio Revised Code, which is known as the Ohio Control Share Acquisition Statute. The Ohio Control Share Acquisition Statute requires the prior authorization of the shareholders of certain corporations, such as the Company, in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of

20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within 10 days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation as well as by certain others. The Ohio Control Share Acquisition Statute does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to a corporation. We have not opted out of the Ohio Control Share Acquisition Statute.

Ohio Interested Shareholder Statute

Chapter 1704 of the Ohio Revised Code prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:

•	the articles of incorporation expressly provide that the corporation is not subject to the statute (we have not made this election); or

•	the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.

After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A chapter 1704 transaction includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An interested shareholder is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding.

Other Provisions

Under our Articles, certain actions require the affirmative vote of 80% of outstanding share entitled to vote generally in the election of directors, unless (1) such action is approved by the board of directors, which shall include not less than a majority of the entire number of Continuing Directors (as defined in our Articles), or (2) the consideration to be received per share by holders of our common shares in said merger or consolidation is not less than an amount equal to the sum of: (a) the greatest of (i) the highest per share price paid by the Interested Party (as defined in our Articles) for any shares of the same class or series during the two-year period ending on the date of the most recent purchase by the Interested Party of any such shares, or (ii) the highest sales price reported for shares of the same class or series traded on a national securities exchange or in the over-the-counter market during the two-year period preceding the first public announcement of the proposed business transaction; plus (b) interest on the per share price calculated at the rate of ten percent (10%) per annum, compounded annually from the date the Interested Party first became an Interested Party until the business combination is consummated, less the per share amount of cash dividends payable to holders of record on record dates in the interim up to the amount of such interest.

The actions requiring such approval are:

•

any merger or consolidation of the Company or a subsidiary of the Company with or into an Interested Party or any merger or consolidation of an Interested Party with or into the Company or a subsidiary;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) in which an Interested Party is involved, of any of the assets either of the Company (including without limitation any voting securities of a subsidiary) or of a subsidiary having a fair market value in excess of $2,000,000;

•	the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Party;

•

the issuance or transfer (in one transaction or a series of transactions) by the Company or a subsidiary of the Company to an Interested Party of any securities of the Company or such subsidiary, which securities have a fair market value of $2,000,000 or more; or

•

any recapitalization, reclassification, merger or consolidation involving the Company or a subsidiary of the Company that would have the effect of increasing, directly or indirectly, the Interested Party’s voting power in the Company or such subsidiary.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of shares of Common Stock by Non-U.S. Holders (as defined below) that acquire shares of Common Stock pursuant to this offering and that hold such shares as capital assets (generally, for investment). This discussion is not a complete analysis or listing of all of the possible tax consequences of acquiring, owning and disposing of shares of Common Stock and does not address all tax considerations that might be relevant to particular investors in light of their personal circumstances or to persons that are subject to special tax rules, such as:

•	financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities;

•	insurance companies;

•	persons holding the shares as part of an integrated or conversion transaction, constructive sale or “straddle”;

•	U.S. expatriates;

•	dealers or traders in securities; and

•	persons who elect to use a mark-to-market method of tax accounting for their securities.

This summary does not address estate and gift tax consequences (except to the extent specifically provided herein), alternative minimum tax consequences or tax consequences under any state, local or non-U.S. laws.

For purposes of this section, a “U.S. Holder” is a beneficial owner of shares of Common Stock that is: (1) an individual citizen of the United States or a resident alien of the United States as determined for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (A) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

You are a “Non-U.S. Holder” if you are a beneficial owner of shares of Common Stock that is neither a U.S. Holder nor a partnership (including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes).

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Common Stock, the tax treatment of a partner (or other owner) will generally depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of a pass-through entity that acquires shares of Common Stock, you should consult your tax advisor regarding the tax consequences of acquiring, owning and disposing of shares of Common Stock.

The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. judicial decisions, administrative pronouncements and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.

You are urged to consult your own tax advisor concerning the U.S. federal, state or local income and estate tax consequences of your ownership and disposition of shares of Common Stock in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction or under any applicable tax treaty.

Distributions

Distributions of cash or property that we pay in respect of shares of Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to the discussions in “U.S. Trade or Business Income,” “Information Reporting and Backup Withholding” and “FATCA” below, if dividends are paid on shares of Common Stock, these dividends generally will be subject to U.S. federal withholding tax at a 30% rate unless a reduced rate is prescribed by an applicable income tax treaty. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of your tax basis in shares of Common Stock, and thereafter will be treated as capital gain. However, except to the extent that a withholding agent elects otherwise, the withholding agent must generally withhold on the entire distribution, in which case you would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, you will be required to provide a properly executed IRS Form W-8BEN, W-8BEN-E or successor form, as applicable, certifying your entitlement to benefits under the treaty. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. You are urged to consult your own tax advisor regarding your possible entitlement to benefits under an income tax treaty.

Sale, Exchange or Other Taxable Disposition of Shares of Common Stock

Subject to the discussions in “Information Reporting and Backup Withholding” and “FATCA” below, you generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other disposition of shares of Common Stock unless:

•

the gain is U.S. trade or business income (as defined below), and if an applicable income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base, in which case such gain will be taxed as described in “U.S. Trade or Business Income,” below;

•

you are an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case you will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable tax treaty) on the amount by which certain capital gains from U.S. sources exceed certain capital losses from U.S. sources; or

•

we are or have been a “U.S. real property holding corporation” (a “USRPHC”) under Section 897 of the Code at any time during the shorter of the five-year period ending on the date of the disposition and your holding period for the shares of our common stock, in which case, subject to the exception set forth in the second sentence of the next paragraph, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. In the event that we are determined to be a USRPHC, gain will not be subject to tax as U.S. trade or business income if your holdings (direct and indirect) at all times during the applicable period constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market during the year of the sale, exchange or other disposition. We believe that we are not currently and do not anticipate becoming a USRPHC. However, because the determination of USRPHC status in the future will be based upon the composition of our assets from time to time and there are uncertainties in the application of certain relevant rules, we may become a USRPHC in the future. In addition, no assurance can be given that our common stock will be considered regularly traded on an established securities market in the year in which you dispose of shares of our common stock.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of shares of Common Stock will be considered to be “U.S. trade or business income” (i) if such income or gain is effectively connected with your conduct of a trade or business within the United States and (ii) if you are eligible for the benefits of an income tax treaty with the United States and such treaty so requires, such income or gain is attributable to a permanent establishment (or, if you are an individual, a fixed base) that you maintain in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided that you comply with applicable certification and disclosure requirements, including providing a properly executed IRS Form W-8ECI or successor form); instead, you are subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on your U.S. trade or business income. If you are a corporation, any U.S. trade or business income that you receive may also be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder who is treated as the owner of or has made certain lifetime transfers of an interest in our Common Stock, you will be required to include the value thereof in your gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and may be filed with the IRS in connection with proceeds from a sale or other disposition of shares of Common Stock. Copies of these information returns may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside. You may also be subject to backup withholding on certain reportable payments unless you comply with certain certification procedures or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that you are a U.S. person or that the conditions of such other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of shares of our common stock to or through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and possible backup withholding unless you certify as to your non-U.S. status under penalties of perjury (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable) or otherwise establish an exemption and the broker does not have actual knowledge or reason to know that you are a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of proceeds from the disposition of shares of Common Stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S.-related financial intermediary”). In the case of the payment of proceeds from the disposition of shares of Common Stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S.-related financial intermediary, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. You are urged to consult your tax advisor regarding the application of information reporting and backup withholding in light of your particular circumstances.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

FATCA

Pursuant to Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder, commonly referred to as the “Foreign Account Tax Compliance Act” (“FATCA”), “foreign financial institutions” (which include most non-U.S. hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other non-U.S. entities must comply with information reporting rules with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party), unless an exemption applies. An intergovernmental agreement between the United States and a relevant country may modify these rules. A foreign financial institution or other non-U.S. entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and also include the entire gross proceeds from the sale or other disposition of any equity or debt instruments of U.S. issuers. The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain treated as non-U.S.-source income under the Code). The U.S. Department of the Treasury has released proposed regulations which, if finalized in their present form, would eliminate the FATCA withholding tax applicable to the gross proceeds from a sale or disposition of equity instruments. In its preamble to the proposed regulations, the U.S. Department of the Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

You are urged to consult your tax advisors regarding the effect, if any, of the FATCA provisions based on your particular circumstances.

The above discussion is included for general information only. You are urged to consult your tax advisor with respect to the U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of shares of Common Stock, as well as the application and effect of the laws of any state, local, non-U.S. or other taxing jurisdiction.

SELLING STOCKHOLDER

This prospectus relates to the resale of up to 1,735,457 of our shares of Common Stock, without par value, by the selling stockholder named in this prospectus, consisting of our shares of Common Stock issuable upon conversion of the 1,735,457 shares of the Convertible Preferred Stock.

On May 22, 2020, we issued 1,735,457 shares of our Convertible Preferred Stock, without par value, designated as Series A Serial Preferred Shares to the selling stockholder in a private offering. The shares of Convertible Preferred Stock are convertible into shares of Common Stock. We are registering the offer and sale of the Common Stock to satisfy registration rights we have granted to the selling stockholder.

The selling stockholder may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus and any prospectus supplement. When we refer to the “selling stockholder” in this prospectus, we mean the entity listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interest in our shares of Common Stock other than through a public sale.

The table below sets forth the number of shares of Common Stock beneficially owned by the selling stockholder as of August 20, 2020. The number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock and beneficially owned and offered by the selling stockholder pursuant to this prospectus may change from that set forth in the table below.

The information set forth below is based on information provided by or on behalf of the selling stockholder prior to the date hereof. Information concerning the selling stockholder may change from time to time. Because the selling stockholder is not obligated to sell the shares of Common Stock, we cannot state with certainty the amount of our shares of Common Stock that the selling stockholder will hold upon consummation of any such sales.

	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Being Offered Hereby		Shares of Common Stock Beneficially Owned After Completion of the Offering(1)
Name of Selling Stockholder	Number	Percentage(2)		Number (3)	Percentage(2)	Number	Percentage(2)
MAK Capital One L.L.C. (4)(5)	4,133,991	16.3	%(4)	1,735,457	6.9%	2,398,534	9.5%

(1)	Assumes the sale of all the shares of Common Stock offered pursuant to this prospectus. We cannot assure you that the selling stockholder will sell all or any of the Common Stock offered hereby.
(2)

The calculation of the percentage of outstanding shares of Common Stock is based on the 25,324,975 outstanding shares of Common Stock, which is comprised of (a) 23,589,518 shares of Common Stock outstanding as of July 28, 2020, as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 plus (b) 1,735,457 shares of Common Stock, issuable upon conversion of 1,735,457 shares of Convertible Preferred Stock, which are the subject of this registration statement.

(3)	Reflects the maximum number of shares of Common Stock issuable in exchange for all of the selling stockholder’s Convertible Preferred Stock, based on a one-for-one basis.
(4)

As reported on a Schedule 13D/A dated May 22, 2020, MAK Capital One L.L.C. (“MAK Capital”) beneficially owns 3,952,064 shares of Common Stock, representing 15.6% of the outstanding shares of Common Stock, including (a) 3,498,408 shares of Common Stock held by MAK Capital Fund LP (“MAK Fund”), representing 13.8% of the outstanding shares of Common Stock and (b) 297,507 shares of Common Stock held by MAK Capital Distressed Debt Fund I, LP (“MAK CDD Fund”), representing 1.2% of the outstanding shares of Common Stock. Michael A. Kaufman is the chairman of the board of directors and he beneficially owns 4,133,991 shares of Common Stock representing 16.3% of the outstanding shares of Common Stock, which includes the shares of Common Stock beneficially owned by MAK Capital and 181,927 shares of Common Stock held by MAK GP LLC , representing 0.7% of the outstanding shares of Common Stock.

MAK Capital acts as the investment manager of MAK Fund and MAK CDD Fund. Michael A. Kaufman is the managing member of MAK Capital. Each of MAK Fund and MAK CDD Fund shares voting power and investment power with MAK Capital and Mr. Kaufman. MAK GP shares voting power and investment power with MAK Capital and Mr. Kaufman. The address of MAK Capital One L.L.C., MAK GP LLC, MAK CDD Fund and Mr. Kaufman is 590 Madison Avenue, Suite 2401, New York, NY 10022. The address of MAK Fund is c/o Dundee Leeds Management Services Ltd., 129 Front Street, Hamilton, HM 12, Bermuda.

(5)	Kaufman is the managing member of MAK Capital One LLC. Michael A. Kaufman is also the Chairman of the Board of Directors of the Company.

PLAN OF DISTRIBUTION

The selling stockholder may offer and sell the shares of Common Stock covered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers, on a negotiated basis or otherwise;

•	through agents;

•	to or through underwriters, brokers or dealers (acting as agent or principals); or

•	through a combination of any of these methods.

In addition, the manner in which the selling stockholder may sell some or all of the share of Common Stock covered by this prospectus includes any method permitted by law, including, without limitation, through:

•

a block trade in which a broker-dealer will attempt to sell the shares of Common Stock as agent, but may position and resell all or a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

The selling stockholder may also enter into hedging transactions. For example, the selling stockholder may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the shares of Common Stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of Common Stock received from the selling stockholder to close out its short positions;

•	sell securities short and redeliver such shares to close out the short positions;

•

enter into option or other types of transactions that require the delivery of shares of Common Stock to the underwriters, a broker-dealer or an affiliate thereof, who will then resell or transfer the shares of Common Stock under this prospectus; or

•

loan or pledge the shares of Common Stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

The shares of Common Stock covered by this prospectus may be sold:

•	on any national securities exchange on which the shares of Common Stock may be listed at the time of sale;

•	in the over-the-counter market; or

•	in transactions otherwise than on an exchange or in the over-the-counter market, or in combination.

In addition, the selling stockholder may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from the selling stockholder or others to settle such sales and may use securities received from the selling stockholder to close out any related short positions. The selling stockholder may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of shares of Common Stock will state the terms of the offering of the shares of Common Stock, including:

•	the name or names of any participating underwriters, brokers, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities or other consideration and the net proceeds to be received by the selling stockholder from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions or agency fees and other items constituting underwriters’, brokers’, dealers’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchange or markets on which the securities may be listed; and

•	other material terms of the offering.

The offer and sale of the shares of Common Stock described in this prospectus by the selling stockholder, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

In addition to selling their shares of Common Stock under this prospectus, the selling stockholder may:

•	transfer their shares of Common Stock in other ways not involving market maker or established trading markets, including directly by gifts, distribution, or other transfer;

•	sell their shares of Common Stock under Rule 144 or Rule 145 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144 or Rule 145; or

•	sell their shares of Common Stock by any other legally available means.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. The selling stockholder, underwriters, dealers, agents and remarketing firms that participate in the distribution of the shares of Common Stock may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from the selling stockholder and any profits they receive on the resale of the shares of Common Stock may be treated as underwriting discounts and commissions under the Securities Act. The selling stockholder will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

The selling stockholder and other persons participating in the sale or distribution of the shares of Common Stock will be subject to the Securities Act, and the rules and regulations thereunder, as well as Regulation M under the Exchange Act. This regulation may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholder or any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholder and any of its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

The selling stockholder is not restricted as to the price or prices at which we or it may sell the shares of Common Stock. Sales of such shares of Common Stock may have an adverse effect on the market price of the shares of Common Stock. Moreover, it is possible that a significant number of shares of Common Stock could be sold at the same time, which may have an adverse effect on the market price of the shares of Common Stock.

We cannot assure you that the selling stockholder will sell all or any portion of the shares of Common Stock offered hereby.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the shares of Common Stock for their own account. The underwriters may resell the shares of Common Stock in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholder may offer the shares of Common Stock to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of shares of Common Stock, the obligations of the underwriters to purchase the offered shares of Common Stock will be subject to certain conditions contained in an underwriting agreement that the selling stockholder will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the shares of Common Stock of the series offered if any of the shares of Common Stock are purchased, unless otherwise specified in connection with any particular offering of shares of Common Stock. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

The selling stockholder may designate agents to sell the shares of Common Stock. Unless otherwise specified in connection with any particular offering of shares of Common Stock, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. The selling stockholder may also sell the shares of Common Stock to one or more remarketing firms, acting as principals for their own accounts or as agents for the selling stockholder. These firms will remarket the shares of Common Stock upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the shares of Common Stock. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with the selling stockholder and its compensation.

In connection with offerings made through underwriters or agents, the selling stockholder may enter into agreements with such underwriters or agents pursuant to which the selling stockholder receives outstanding shares of Common Stock in consideration for the shares of Common Stock being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell shares of Common Stock covered by this prospectus to hedge their positions in these outstanding shares of Common Stock, including in short sale transactions. If so, the underwriters or agents may use the shares of Common Stock received from the selling stockholder under these arrangements to close out any related open borrowings of shares of Common Stock.

In connection with the offering of securities, the selling stockholder may grant to underwriters an option to purchase additional securities with an additional underwriting commission.

Dealers

The selling stockholder may sell the shares of Common Stock to dealers as principals. The selling stockholder may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such shares of Common Stock to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with the selling stockholder at the time of resale. Dealers engaged by the selling stockholder may allow other dealers to participate in resales.

Direct Sales

The selling stockholder may choose to sell the shares of Common Stock directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

The selling stockholder may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase shares of Common Stock on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

The selling stockholder will enter into such delayed contracts only with institutional purchasers that the selling stockholder approves. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We or the selling stockholder may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, the selling stockholder in the ordinary course of business. This includes commercial banking and investment banking transactions.

Pursuant to the Investor Rights Agreement, we have agreed to indemnify, in certain circumstances, the selling stockholder against certain liabilities, including liabilities under the Securities Act.

Market-Making, Stabilization and Other Transactions

In connection with any offering of shares of Common Stock, the underwriters may, to the extent permitted by applicable rules and regulations, purchase and sell shares of Common Stock in the open market. These transactions, to the extent permitted by applicable rules and regulations, may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares of Common Stock in excess of the number of shares of Common Stock to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares of Common Stock made in an amount up to the number of shares of Common Stock represented by the underwriters’ over-allotment option in the offering, if any. In determining the source of shares of Common Stock to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares of Common Stock available for purchase in the open market as compared to the price at which they may purchase shares of Common Stock through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the shares of Common Stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares of Common Stock, which are any sales in excess of their over-allotment option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing shares of Common Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares of Common Stock in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

We have agreed to pay certain expenses, other than underwriting discounts and commissions, associated with sales of shares of Common Stock by the selling stockholder. The selling stockholder will pay any underwriting discounts or selling commissions.

If 5% or more of the net proceeds of any offering of securities made under this prospectus will be received by a Financial Industry Regulatory Authority (“FINRA”) member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121 (or any successor rule).

LEGAL MATTERS

Thompson Hine LLP will pass upon the validity of any shares of Common Stock sold under this prospectus.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission filing fee		$5,651.83
Accounting fees and expenses			*
Legal fees and expenses			*
Printing fees			*
Miscellaneous			*

Total	$

*	These fees and expenses are calculated based on the amount of securities offered and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Ohio. Section 1701.13(E) of the Ohio Revised Code sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 1701.13(E) provides that a corporation shall have the power to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation or other entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe that his or her conduct was unlawful. With respect to any threatened, pending or completed action or suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 1701.13(E) on a basis similar to that set forth above, except that no indemnity may be provided in respect of (i) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct in the performance of the person’s duties to the corporation unless and only to the extent that the Court of Common Pleas or the court in which such action, suit or proceeding was brought determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; or (ii) any action or suit against a director asserting an unlawful loan or distribution of assets. Moreover, Section 1701.13(E) provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful on the merits or otherwise in defense of any such action, suit or proceeding and provides that a corporation may pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking by the officer or director to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 1701.13(E) establishes provisions for determining whether a given person is entitled to indemnification, and also provides that the indemnification and advancement of expenses provided by or granted under Section 1701.13(E) is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under the Company’s Articles of Incorporation (as amended), Code of Regulations (as amended) (the “Code of Regulations”), agreement, vote of shareholders or disinterested directors or otherwise.

Under certain circumstances provided in the Code of Regulations, and subject to Section 1701.13(E) of the Ohio Revised Code (which sets forth the conditions and limitations governing the indemnification of officers, directors and other persons), the Company will indemnify any director, officer, employee or agent of the Company or any former director, officer, employee or agent of the Company against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her by reason of the fact that he or she is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, or than an action by or in the right of the Company. With respect to any threatened, pending or completed action or suit by or in the right of the Company, the Code of Regulations also provides for indemnification of the foregoing persons on a basis similar to that set forth above, except that no indemnity may be provided in respect of (i) any claim, issue or matter as to which such person has been adjudged to be liable to the Company for negligence or misconduct in the performance of his or her duties to the Company unless and only to the extent that the Court of Common Pleas or the court in which such action, suit or proceeding was brought determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; or (ii) any action or suit against a director asserting an unlawful loan or distribution of assets. Furthermore, the Code of Regulations provides that to the extent any of the foregoing persons has been successful on the merits or otherwise in defense of any action, suit or proceeding discussed above, or in defense of any claim, issue or matter identified therein, he or she shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

Section 1701.13(E) of the Ohio Revised Code and the Code of Regulations provides that, unless the only liability asserted against a director in any action, suit or proceeding referred to above is an unlawful loan or distribution of assets, the Company shall pay the expenses, including attorney’s fees, incurred by the director in defending any such an action, suit or proceeding as they are incurred in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director in which such director agrees to both (i) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Company or undertaken with reckless disregard to the best interests of the Company, and (ii) reasonably cooperate with the Company concerning the action, suit or proceeding.

The Company has entered into indemnification agreements (the “Indemnification Agreements”) with the current directors of the Company and expects to enter into similar agreements with any director elected or appointed in the future at the time of their election or appointment. Pursuant to the Indemnification Agreements, the Company will indemnify a director of the Company (the “Indemnitee”) if the Indemnitee is a party to or otherwise involved in any legal proceeding by reason of the fact that the Indemnitee is or was a director of the Company, or is or was serving at the request of the Company in certain capacities with another entity, against all expenses, judgments, settlements, fines and penalties, actually and reasonably incurred by the Indemnitee, in connection with the defense or settlement of such proceeding. Indemnification is only available if the Indemnitee acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company. The same coverage is provided whether or not the suit or proceeding is a derivative action. Derivative actions may be defined as actions brought by one or more shareholders of a corporation to enforce a corporate right or to prevent or remedy a wrong to the corporation in cases where the corporation, because it is controlled by the wrongdoers or for other reasons, fails or refuses to take appropriate action for its own protection. The Indemnification Agreements require payment of expenses to the Indemnitee if the Indemnitee agrees to repay the amounts in the event that it is determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. In addition, the Indemnification Agreements provide various procedures and presumptions in favor of the Indemnitee’s right to receive indemnification under the Indemnity Agreement.

The Company may purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another company or entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the Code of Regulations. Under the Company’s directors and officers liability insurance policy, each director and certain officers of the Company are insured against certain liabilities.

Item 16. Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

4.1	Amended Articles of Incorporation of Agilysys, Inc. (incorporated herein by reference to Exhibit 3.1 to Agilysys, Inc.’s Annual Report on Form 10-K, filed on May 22, 2020 (File No. 000-05734)).

4.2	Certificate of Amendment to the Amended Articles of Incorporation of Agilysys, Inc. (incorporated herein by reference to Exhibit 3.1 to Agilysys, Inc.’s Form 8-K filed on May 26, 2020 (File No. 000-05734)).

4.3	Amended Code of Regulations of Agilysys, Inc. (incorporated herein by reference to Exhibit 3.2 to Agilysys, Inc.’s Annual Report on Form 10-K, filed on May 22, 2020 (File No. 000-05734)).

5.1†	Opinion of Thompson Hine LLP.

10.1	Investment Agreement, dated May 11, 2020, by and between Agilysys, Inc. and MAK Capital One L.L.C. (incorporated herein by reference to Exhibit 10.1 to Agilysys Inc.’s Form 8-K, filed on May 13, 2020 (File No. 000-05734)).

10.2	Registration Rights Agreement, dated May 22, 2020, by and among Agilysys, Inc., MAK Capital Fund L.P. and MAK Capital Distressed Debt Fund I, LP (incorporated herein by reference to Exhibit 10.1 to Agilysys Inc.’s Form 8-K, filed on May 26, 2020 (File No. 000-05734)).

23.1**	Consent of Grant Thornton LLP.

23.2†	Consent of Thompson Hine LLP (included in Exhibit 5.1).

24.1†	Power of Attorney (included on signature page of the initial filing of this registration statement).

*	To be filed, if necessary, by a post-effective amendment to the registration statement or as an exhibit to a document incorporated by reference herein.
**	Filed herewith.
†	Previously filed.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on the 31st day of August 2020.

AGILYSYS, INC.

By:	/s/ Ramesh Srinivasan
	Name:	Ramesh Srinivasan
	Title:	President, Chief Executive Officer and
Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on August 31, 2020.

Signature	Title

/s/ Ramesh Srinivasan	President, Chief Executive Officer and Director (Principal Executive Officer)
Ramesh Srinivasan

/s/ William David Wood III	Chief Financial Officer (Principal Financial Officer)
William David Wood III

/s/ Chris J. Robertson	Corporate Controller and Treasurer (Principal Accounting Officer)
Chris J. Robertson

/s/ Michael A. Kaufman	Chairman and Director
Michael A. Kaufman

/s/ Donald A. Colvin	Director
Donald A. Colvin

/s/ Gerald C. Jones	Director
Gerald C. Jones

/s/ John Mutch	Director
John Mutch

/s/ Melvin L. Keating	Director
Melvin L. Keating

/s/ Dana Jones	Director
Dana Jones